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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                         Filed pursuant to Section 16(a)
                        of the Securities Exchange Act of
                        1934, Section 17(a) of the Public
                       Utility Holding Company Act of 1935
                                       or
               Section 30(f) of the Investment Company Act of 1940

                         [ ] CHECK THIS BOX IF NO LONGER
                          SUBJECT OF SECTION 16. FORM 4
                            OR FORM 5 OBLIGATIONS MAY
                         CONTINUE. SEE INSTRUCTION 1(B).

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                     1. Name and Address of Reporting Person

                               Brown, David Leslie
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                        (Last)      (First)      (Middle)
                               3016 Longleaf Lane
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                                    (Street)

                              McKinney, Texas 75070
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                              (City) (State) (Zip)

                          AutoCorp Equities, Inc. ACOR
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                   2. Issuer Name and Ticker or Trading Symbol


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        3. IRS or Social Security Number of Reporting Person (Voluntary)

                                   July, 2001
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                           4. Statement for Month/Year


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                 5. If Amendment, Date of Original (Month/Year)

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                  6. Relationship of Reporting Person to Issuer
                             (Check all applicable)

               [X] Director                   [ ] 10% Owner
            [ ] Officer (give title below) [ ] Other (specify below)

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           7. Individual or Joint/Group Filing (Check Applicable Line)
                     [X] Form filed by One Reporting Person
                [ ] Form filed by More than One Reporting Person

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


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Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                               6.
                                                              4.                                5.             Owner-
                                                              Securities Acquired (A) or        Amount of      ship
                                                 3.           Disposed of (D)                   Securities     Form:     7.  Nature
                                                 Transaction  (Instr. 3, 4 and 5)               Beneficially   Direct    of Indirect
                                   2.            Code         -------------------------------   Owned at End   (D) or    Beneficial
1.                                 Transaction   (Instr. 8)                   (A)               of Month       Indirect  Ownership
Title of Security                  Date          ------------     Amount      or     Price      (Instr. 3      (I)       (Instr.
(Instr. 3)                         (mm/dd/yy)     Code     V                  (D)               and 4)         (Instr.4) 4)
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
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 Common Stock                       07/31/01       P                   24,131   A       .16         24,131         D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly




FORM 4 (continued)


Table II -- Derivative  Securities Acquired,  Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                           9.       10.
                                                                                                           Number   Owner-
                                                                                                           of       ship
           2.                                                                                              Deriv-   of
           Conver-                    5.                                 7.                                ative    Deriv-  11.
           sion                       Number of                          Title and Amount                  Secur-   ative   Nature
           or                         Derivative       6.                of Underlying          8.         ities    Secur-  of
           Exer-             4.       Securities       Date              Securities             Price      Bene-    ity:    In-
           cise      3.      Trans-   Acquired (A)     Exercisable and   Instr. 3 and 4)        of         ficially Direct  direct
           Price     Trans-  action   or Disposed      Expiration Date   -----------------      Deriv-     Owned    (D) or  Bene-
1.         of        action  Code     of (D)           (Month/Day/Year)               Amount    ative      at End   In-     ficial
Title of   Deriv-    Date    (Instr.  (Instr. 3,       ----------------               or        Secur-     of       direct  Owner-
Derivative ative     (Month/ 8)       4 and 5)         Date     Expira-               Number    ity        Month    (I)     ship
Security   Secur-    Day/    -------  ---------------- Exer-    tion                  of        (Instr.    (Instr.  (Instr. (Instr.
(Instr. 3) ity       Year)   Code  V   (A)     (D)     cisable  Date     Title        Shares    5)         4)       4)      4)
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
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

Explanation of Responses:  *Elected Director 06/27/00 (no stock owned as of this date)




  /s/ David Leslie Brown                             08/01/01
--------------------------------------------       -------------
**Signature of Reporting Person                      Date




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.